Exhibit 99.1

For Immediate Release

Result of Danka Extraordinary General Meeting

ST. PETERSBURG, FLORIDA (January 19, 2007) – Danka Business Systems PLC (“Danka” or the “Company”) (NASDAQ: DANKY) announced at the Extraordinary General Meeting held today the Resolution to approve the disposal of the Company’s European Businesses to Ricoh Europe B.V. (the “Disposal”), as detailed in the proxy statement to shareholders dated December 19, 2006, was passed by the Danka Shareholders.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the leading independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka’s web site at www.danka.com.

# # #

Contacts:	Danka St. Petersburg – Cheley Howes, 727-622-2760
Danka London – Paul G. Dumond, 44-207-605-0150

Certain statements contained in this press release, including statements related to Danka's future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.